Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000
FOR IMMEDIATE RELEASE
Chubb Reports Second Quarter Net Income per Share of $1.54;
Operating Income per Share Increases 6% to $1.49;
Combined Ratio Is 85.9%

2009 Operating Income per Share Guidance
Is Increased to Range of $5.20 to $5.50
     WARREN, New Jersey, July 23, 2009 — The Chubb Corporation [NYSE: CB] today reported that net income in the second quarter of 2009 was $551 million or $1.54 per share, compared to $469 million or $1.27 per share in the second quarter of 2008.
     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, increased to $533 million from $518 million in the second quarter of 2008. Operating income per share increased 6% to $1.49 from $1.40.
     Total net written premiums for the second quarter of 2009 were $2.8 billion, a decline of 7% from premiums of $3.0 billion in the second quarter of 2008. Excluding the effect of foreign currency translation, premiums were down approximately 3% in the second quarter of 2009. Premiums were down 5% in the U.S. and down 12% outside the U.S. (up 3% in local currencies).
     The second quarter combined loss and expense ratio was 85.9% in 2009, compared to 88.5% in 2008. Catastrophe losses for the second quarter of 2009 accounted for 1.5 percentage points of the combined ratio. In the second quarter of 2008, catastrophe losses accounted for 5.4 points of the combined ratio. The expense ratio for the second quarter was 30.2% in 2009 and 29.8% in 2008.
     Property and casualty investment income after taxes for the second quarter declined 5% to $312 million in 2009 from $327 million in 2008.
     During the second quarter, Chubb repurchased 2,310,029 shares of its common stock at a total cost of $90 million. As of June 30, 2009, there were 15,669,371 shares of common stock remaining under the current repurchase authorization.

     “Chubb’s excellent results in the second quarter demonstrate our ability to deliver superior performance to our customers and shareholders in a very challenging economic environment,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “Chubb performed very well across the board in underwriting, investments and earnings, and this is reflected in our strong return on equity and in the significant increase in our book value per share. These results were achieved through our focus on underwriting discipline, our conservative investment philosophy and our strong capital position, all of which continue to differentiate Chubb in the marketplace. We also saw a continuation of the positive momentum in commercial and specialty premium rate increases that we have seen in recent quarters.
     “In light of Chubb’s earnings in the first half and our outlook for the rest of the year,” said Mr. Finnegan, “we are increasing our 2009 guidance for operating income per share to a range of $5.20 to $5.50. Given our strong capital position and the improved capital market environment, we also intend to accelerate the timing of our share repurchases. We now expect to repurchase by the end of this year all of the 15.7 million shares remaining as of June 30, 2009 under our current share repurchase authorization.”
     Mr. Finnegan also said that John J. Degnan, Vice Chairman and Chief Operating Officer, will defer his expected retirement until December 31, 2010 and that the company would announce a decision about filling his responsibilities later next year.
Six-Month Results
     For the first six months of 2009, net income was $892 million or $2.49 per share, compared with $1.1 billion or $3.04 per share for the first half of 2008. Operating income for the first half of 2009 totaled $1.0 billion or $2.92 per share, compared with $1.1 billion or $3.05 per share for the first half of 2008.
     Total net written premiums for the first six months declined 7% to $5.6 billion. Excluding the effect of foreign currency translation, premiums were down approximately 3% in the first half of 2009. Premiums declined 5% in the U.S. and declined 12% outside the U.S. (increased 4% in local currencies).
     The combined loss and expense ratio for the first six months was 87.0% in 2009, compared to 86.2% in 2008. Catastrophe losses in the first half accounted for 1.2 percentage points of the combined ratio in 2009 and 3.6 points in 2008. The expense ratio for the first six months was 30.5% in 2009 and 30.1% in 2008.
     Property and casualty investment income after taxes for the first six months declined 6% to $618 million in 2009 from $654 million in 2008.

     During the first six months, Chubb repurchased 4,114,529 shares of its common stock at a total cost of $164 million.
Outlook for 2009
     The new 2009 operating income per share guidance of $5.20 to $5.50 replaces the guidance of $4.80 to $5.20 that was provided last January. The updated operating income guidance assumes:
•	Net written premiums that are down 5% to 6% for the full year (or down approximately 2% to 3% excluding the effect of foreign currency translation). Net written premiums for the first six months of 2009 were down 7% (or down approximately 3% excluding currency). Our revised guidance assumes a decrease in net written premiums in the second half of 2009 of approximately 4% to 5% (or a decrease of approximately 3% to 4% excluding currency). Our January 2009 guidance assumed a 1% to 4% decline in net written premiums, including a 3-to-4 percentage point negative impact of currency.

•	A combined ratio between 88% and 90% for the year, compared to the assumption in the January 2009 guidance of a range of 90% to 92%. The revised guidance is based on combined ratio assumptions of 89% to 91% for Chubb Personal Insurance, 91% to 93% for Chubb Commercial Insurance and 85% to 87% for Chubb Specialty Insurance.

•	Catastrophe losses for 2009 of 3 percentage points, compared to the assumption of 3-to-4 points in the January 2009 guidance. The impact of each point of catastrophe losses on operating income per share for the year is approximately $0.21.

•	A decline in property and casualty investment income after taxes of 4% to 6% for the year, unchanged from the assumption in the January 2009 guidance.

•	Average diluted shares outstanding of 354 million for the year, compared to the assumption of 358 million shares in the January 2009 guidance.
     Guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe-harbor statement below.

Second Quarter Operations Review
     Chubb Personal Insurance (CPI) net written premiums declined 5% in the second quarter to $961 million. CPI’s combined ratio for the quarter was 84.2%, compared to 81.9% in the second quarter of 2008. Catastrophe losses for the quarter accounted for 3.2 percentage points in 2009 and 4.5 points in 2008.
     Net written premiums for Homeowners declined 5%, and the combined ratio was 80.7%. Personal Automobile net written premiums declined 9%, and the combined ratio was 90.5%. Other Personal lines premiums declined 2%, and the combined ratio was 90.7%.
     Chubb Commercial Insurance (CCI) net written premiums declined 7% in the second quarter to $1.2 billion. The combined ratio for the second quarter was 89.2% in 2009 and 93.7% in 2008. Catastrophe losses accounted for 1.2 percentage points in the second quarter of 2009 and 9.2 percentage points in the second quarter of 2008.
     Average second quarter renewal rates in the U.S. were up 2% for CCI, which retained 83% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 1.0 to 1.
     Chubb Specialty Insurance (CSI) net written premiums declined 6% in the second quarter to $669 million. The combined ratio was 83.9%, compared to 89.3% in the second quarter of 2008.
     Professional Liability (PL) net written premiums declined 7%, and the business had a combined ratio of 90.1%. Average second quarter renewal rates in the U.S. were up 4% for PL, which retained 83% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 0.9 to 1.
     Surety net written premiums were flat, and the combined ratio was 38.5%.
Webcast Conference Call to be Held Today at 5 P.M.
     Chubb’s senior management will discuss the company’s second quarter performance with investors and analysts today, July 23rd, at 5 P.M. Eastern Daylight Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.

About Chubb
     Founded in 1882, the Chubb Group of Insurance Companies provides property and casualty insurance for personal and commercial customers worldwide through 8,500 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.
     Chubb’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.
     All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery
(908) 903-2365

	Media:	Mark E. Greenberg
(908) 903-2682

Definitions of Key Terms
Operating Income: Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.
Underwriting Income (Loss): Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.
Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.
Property and Casualty Investment Income After Income Tax: Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.
Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost: Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income (loss), the after-tax appreciation or depreciation, including unrealized other-than-temporary impairment losses, of the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation of available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.
Combined Loss and Expense Ratio or Combined Ratio: The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.
Net Written Premiums Growth (Decrease) Excluding the Impact of Currency Fluctuation: Management uses net written premiums growth (decrease) excluding the impact of currency fluctuation, a non-GAAP financial measure, to evaluate the trends in net written premiums, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted.

FORWARD-LOOKING INFORMATION
     Certain statements in this document are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding management’s 2009 operating income per share guidance and related assumptions as well as Chubb’s share repurchase program. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:
•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;
•	the effects of the outbreak or escalation of war or hostilities;
•	premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;
•	adverse changes in loss cost trends;

•	our ability to retain existing business and attract new business;

•	our expectations with respect to cash flow and investment income and with respect to other income;

•	the adequacy of our loss reserves, including:
-	our expectations relating to reinsurance recoverables;

-	the willingness of parties, including us, to settle disputes;

-	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

-	development of new theories of liability;

-	our estimates relating to ultimate asbestos liabilities;

-	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses; and

-	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;
•	the availability and cost of reinsurance coverage;
•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk;

•	the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;
•	the effects of disclosures by, and investigations of, companies relating to possible accounting irregularities, practices in the financial services industry, investment losses or other corporate governance issues, including:
-	claims and litigation arising out of stock option “backdating,” “spring loading” and other equity grant practices by public companies;

-	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

-	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

-	claims and litigation arising out of practices in the financial services industry;

-	claims and litigation relating to uncertainty in the credit and broader financial markets; and

-	legislative or regulatory proposals or changes;
•	the effects of changes in market practices in the U.S. property and casualty insurance industry, in particular contingent commissions and loss mitigation and finite reinsurance arrangements, arising from any legal or regulatory proceedings, related settlements and industry reform, including changes that have been announced and changes that may occur in the future;
•	the impact of legislative and regulatory developments on our business, including those relating to terrorism, catastrophes and the financial markets;
•	any downgrade in our claims-paying, financial strength or other credit ratings;
•	the ability of our subsidiaries to pay us dividends;
•	general economic and market conditions including:
-	changes in interest rates, market credit spreads and the performance of the financial markets;

-	currency fluctuations;

-	the effects of inflation;

-	changes in domestic and foreign laws, regulations and taxes;

-	changes in competition and pricing environments;

-	regional or general changes in asset valuations;

-	the inability to reinsure certain risks economically; and

-	changes in the litigation environment;
•	our ability to implement management’s strategic plans and initiatives.
Chubb assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION
SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

		Periods Ended June 30
	Second Quarter		Six Months
	2009	2008	2009	2008
		(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$2,846	$3,047	$5,589	$5,983
Decrease (Increase) in Unearned Premiums	(18)	(61)	65	(21)

Premiums Earned	2,828	2,986	5,654	5,962

Losses and Loss Expenses	1,572	1,749	3,187	3,333
Operating Costs and Expenses	857	904	1,700	1,798
Increase in Deferred Policy Acquisition Costs	(4)	(23)	(20)	(36)
Dividends to Policyholders	7	9	15	18

Underwriting Income	396	347	772	849

Investments
Investment Income Before Expenses	394	418	780	836
Investment Expenses	7	8	14	16

Investment Income	387	410	766	820

Other Income	1	—	5	3

Property and Casualty Income	784	757	1,543	1,672

CORPORATE AND OTHER	(58)	(52)	(121)	(106)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	726	705	1,422	1,566

Federal and Foreign Income Tax	193	187	375	428

CONSOLIDATED OPERATING INCOME	533	518	1,047	1,138

REALIZED INVESTMENT GAINS (LOSSES) AFTER INCOME TAX	18	(49)	(155)	(5)

CONSOLIDATED NET INCOME	$551	$469	$892	$1,133

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$312	$327	$618	$654

		Periods Ended June 30
	Second Quarter		Six Months
	2009	2008	2009	2008
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	357.4	369.4	357.8	372.6
Actual Common Shares at End of Period	349.9	360.6	349.9	360.6

DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.49	$1.40	$2.92	$3.05
Realized Investment Gains (Losses)	.05	(.13)	(.43)	(.01)

Net Income	$1.54	$1.27	$2.49	$3.04

Effect of Catastrophes	$(.08)	$(.28)	$(.13)	$(.37)

	June 30	Dec. 31	June 30
	2009	2008	2008
BOOK VALUE PER COMMON SHARE	$41.45	$38.13	$39.19

BOOK VALUE PER COMMON SHARE, with Available-for-Sale Fixed Maturities at Amortized Cost	40.41	38.38	39.29
PROPERTY AND CASUALTY UNDERWRITING RATIOS
PERIODS ENDED JUNE 30

	Second Quarter		Six Months
	2009	2008	2009	2008
Losses and Loss Expenses to Premiums Earned	55.7%	58.7%	56.5%	56.1%
Underwriting Expenses to Premiums Written	30.2	29.8	30.5	30.1

Combined Loss and Expense Ratio	85.9%	88.5%	87.0%	86.2%

Effect of Catastrophes on Combined Loss and Expense Ratio	1.5%	5.4%	1.2%	3.6%
PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS
PERIODS ENDED JUNE 30

	Second Quarter		Six Months
	2009	2008	2009	2008
		(in millions)
Paid Losses and Loss Expenses	$1,507	$1,497	$3,016	$2,913
Increase in Unpaid Losses and Loss Expenses	65	252	171	420

Total Losses and Loss Expenses	$1,572	$1,749	$3,187	$3,333

PROPERTY AND CASUALTY PRODUCT MIX

				Combined Loss and
	Net Premiums Written			Expense Ratios
	2009	2008	% Decrease	2009	2008
	(in millions)
SIX MONTHS ENDED JUNE 30

Personal Insurance
Automobile	$278	$303	(8)%	90.1%	89.8%
Homeowners	1,151	1,213	(5)	84.3	77.4
Other	375	376	—	93.9	97.7

Total Personal	1,804	1,892	(5)	87.0	83.3

Commercial Insurance
Multiple Peril	561	607	(8)	82.8	78.9
Casualty	815	896	(9)	97.7	92.1
Workers’ Compensation	424	461	(8)	89.6	80.2
Property and Marine	673	677	(1)	86.2	107.3

Total Commercial	2,473	2,641	(6)	89.7	90.5

Specialty Insurance
Professional Liability	1,137	1,230	(8)	90.6	83.8
Surety	162	184	(12)	38.4	81.4

Total Specialty	1,299	1,414	(8)	84.4	83.6

Total Insurance	5,576	5,947	(6)	87.6	86.5

Reinsurance Assumed	13	36	(64)	*	*

Total	$5,589	$5,983	(7)	87.0	86.2

QUARTERS ENDED JUNE 30

Personal Insurance
Automobile	$147	$161	(9)%	90.5%	86.7%
Homeowners	637	674	(5)	80.7	75.1
Other	177	180	(2)	90.7	101.5

Total Personal	961	1,015	(5)	84.2	81.9

Commercial Insurance
Multiple Peril	292	312	(6)	79.9	79.5
Casualty	406	436	(7)	92.7	91.9
Workers’ Compensation	188	213	(12)	91.8	77.8
Property and Marine	327	340	(4)	91.4	120.4

Total Commercial	1,213	1,301	(7)	89.2	93.7

Specialty Insurance
Professional Liability	584	626	(7)	90.1	84.0
Surety	85	85	—	38.5	128.4

Total Specialty	669	711	(6)	83.9	89.3

Total Insurance	2,843	3,027	(6)	86.3	88.9

Reinsurance Assumed	3	20	(85)	*	*

Total	$2,846	$3,047	(7)	85.9	88.5

*	Combined loss and expense ratios are no longer presented for Reinsurance Assumed since this business is in run-off.